UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Oscient Pharmaceuticals Corporation

(Name of Registrant as Specified In Its Charter)

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Dear Shareholder:

We invite you to attend a Special Meeting of Shareholders of Oscient Pharmaceuticals Corporation to be held on November 14, 2006 at 10:00 am., local time, at the offices of Ropes & Gray LLP, One International Place, 36th floor, Boston, Massachusetts.

At the Special Meeting, you will be asked to vote on a proposal to approve an amendment to Oscient’s Amended and Restated Articles of Organization, as amended to date, to effect a reverse stock split of the issued and outstanding shares of Oscient’s common stock at a split ratio of 1-for-8, with the determination of whether and when the reverse stock split will be implemented to be at the discretion of the Board of Directors. This proposal is described in the attached proxy statement which you should read carefully. The Board of Directors recommends that you vote in favor of the proposal set forth in the Notice of Special Meeting and Proxy Statement.

Whether or not you plan to attend the special meeting, it is important that your shares be represented. Regardless of the number of shares you own, please complete, sign, date and promptly return the enclosed proxy card in the enclosed envelope.

We appreciate your continued support.

Sincerely,

/s/ Steven M. Rauscher
Steven M. Rauscher
President, Chief Executive Officer and Director

OSCIENT PHARMACEUTICALS CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On November 14, 2006

To the Shareholders of

OSCIENT PHARMACEUTICALS CORPORATION

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the “Special Meeting”) of Oscient Pharmaceuticals Corporation (the “Company”) will be held on November 14, 2006 beginning at 10:00 a.m. at Ropes & Gray LLP, One International Place, 36th floor, Boston, Massachusetts, for the following purposes:

1.	To approve an amendment to the Company’s Amended and Restated Articles of Organization, as amended to date, as set forth in Appendix A to effect a 1-for-8 reverse stock split of the issued and outstanding shares of Company’s common stock, whereby each outstanding eight (8) shares of common stock would be combined into and become one (1) share of common stock (such number consisting of only whole shares), to be implemented at the discretion of the Company’s Board of Directors at any time prior to the Company’s next annual meeting of shareholders without further approval or authorization of the Company’s shareholders; and

2.	To transact such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors has fixed the close of business on October 5, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any adjourned session(s) thereof.

All shareholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed form of proxy as promptly as possible. Shareholders attending the meeting may vote in person even if they have returned a proxy.

By Order of the Board of Directors,

PATRICK O’BRIEN, Clerk

October 10, 2006

Boston, Massachusetts

OSCIENT PHARMACEUTICALS CORPORATION

1000 Winter Street, Suite 2200

Waltham, MA 02451

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 14, 2006

This Proxy Statement and form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Oscient Pharmaceuticals Corporation, a Massachusetts corporation, for the Special Meeting of Shareholders of the Company to be held on November 14, 2006 (the “Special Meeting”), at 10:00 a.m. at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts, and any adjournments or postponements thereof, for the purposes set forth in the notice of meeting.

We intend to commence mailing this proxy statement and accompanying proxy card on or about October 12, 2006 to stockholders of record entitled to vote at the Special Meeting. In this proxy statement, we refer to Oscient Pharmaceuticals Corporation as the “Company”, “we”, “us” or “our.”

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

At the Special Meeting, shareholders will consider and vote on the following matters:

1.	To approve an amendment to the Company’s Amended and Restated Articles of Organization, as amended to date, as set forth in Appendix A to effect a 1-for-8 reverse stock split of the issued and outstanding shares of the Company’s common stock, whereby each outstanding eight (8) shares of common stock would be combined into and become one (1) share of common stock (such number consisting of only whole shares), to be implemented at the discretion of the Company’s Board of Directors at any time prior to the Company’s next annual meeting of shareholders without further approval or authorization of the Company’s shareholders; and

2.	To transact such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

Who can vote at the Special Meeting of Shareholders?

As of October 5, 2006, the Company had 108,400,006 outstanding shares of common stock, $0.10 par value per share (the “Common Stock”). Each share of Common Stock entitles the holder of record thereof at the close of business on October 5, 2006 to one vote, in person or by proxy, on the matters to be voted upon at the meeting.

How many shares must be present to hold the meeting?

Consistent with Massachusetts law and the Company’s by-laws, the presence at the meeting, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock as of the record date will constitute a quorum, permitting the Special Meeting to conduct its business. Votes cast by proxy or in person at this Special Meeting will be counted by persons appointed by the Company to act as election inspectors for this meeting. If a quorum is not present, we expect that the Special Meeting will be adjourned until we obtain a quorum.

How do I vote?

If you complete and properly sign the enclosed form of proxy, the shares represented thereby will be voted at this Special Meeting. If you specify in the proxy how the shares are to be voted, they will be voted directly as specified. If you do not specify how the shares are to be voted, such shares will be voted in favor of Proposal 1, as discussed below.

Any shareholder has the right to revoke his or her proxy at any time before it is voted by: (1) attending the meeting and voting in person, (2) filing with the Clerk of the Company a written instrument revoking the proxy or (3) delivering to the Clerk another newly executed proxy bearing a later date.

What if I receive more than one proxy card or voting instruction form?

You may receive more than one proxy card or voting instruction form if you hold shares of our Common Stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How do I vote?” for each account to ensure that all of your shares are voted.

What am I voting on?

You are being asked to approve an amendment to our Amended and Restated Articles of Organization, as amended to date, as set forth in Appendix A to effect a reverse stock split of the issued and outstanding shares of the Company’s Common Stock (such split to combine eight (8) shares of our outstanding Common Stock into one (1) share of our Common Stock), which may be filed at the discretion of our Board of Directors at any time prior to the Company’s next annual meeting of shareholders without further approval or authorization of the Company’s shareholders. Following the implementation of such amendment, the par value and the number of authorized shares of our Common Stock will remain unchanged.

Our Board of Directors has unanimously adopted a resolution approving the proposal to amend the Company’s Amended and Restated Articles of Organization, as amended to date, to effect the reverse stock split. Approval of the proposal would give our Board of Directors discretionary authority to implement the reverse stock split at any time prior to the Company’s next annual meeting of shareholders. If implemented by our Board of Directors, the reverse stock split would be effected by reducing the number of outstanding shares of Common Stock by a ratio of one-to-eight, but will not affect the par value of the Common Stock or the number of shares authorized for issuance. Following the implementation of the reverse stock split, the number of shares of the Company’s Common Stock subject to outstanding options and warrants issued by the Company and the number of shares reserved for future issuances under the Company’s stock plans will be reduced by a factor of 8.

How does the board of directors recommend that I vote?

Our Board of Directors unanimously recommends that the shareholders vote “for” the proposal.

What vote is required to approve Proposal 1 and how are votes counted?

The approval of amendment to the Company’s Amended and Restated Articles of Organization, as amended to date, as described in Proposal 1 requires the affirmative vote of a majority of all shares outstanding.

Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, but will not be counted as votes properly cast for purposes of determining the outcome of voting on any matter. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange applicable to member firms, we believe brokers will have discretionary authority to vote shares held in their name for the reverse stock split even if they do not receive instructions from the beneficial owners.

Are there other matters to be voted on at the meeting?

As of the date hereof, our management does not know of any business other than that described in the notice for the Special Meeting which will be presented for consideration at such meeting. If any other business should come before such meeting, the persons appointed by the enclosed form of proxy may, in their discretion, vote all such proxies in accordance with their own judgment. The persons appointed by the enclosed form of proxy also may, at their discretion, vote all proxies with respect to matters incident to the conduct of the meeting.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish final voting results in one of the periodic reports we file with the Securities and Exchange Commission. You may request a copy of the applicable report by writing to: Investor Relations, Oscient Pharmaceuticals Corporation, 1000 Winter Street, Suite 2200, Waltham, MA 02451. You will also be able to find a copy on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.oscient.com.

Who is soliciting the proxy and what are the costs of soliciting the proxies?

Our Board of Directors is soliciting the proxy accompanying this Proxy Statement. We will bear all the costs of the solicitation of proxies. The Board of Directors may arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and we may reimburse them for the reasonable out-of-pocket expenses incurred in so doing. In addition to the solicitation of proxies by use of the mail, we may use the services of some of our directors, officers and regular employees (who will receive no compensation therefrom in addition to their regular salaries) to solicit proxies personally or by mail or telephone. We have also engaged The Altman Group to assist us with the solicitation of proxies, and we expect to pay The Altman Group approximately $7,000 for its services plus out-of-pocket expenses incurred during the course of its work.

Who can help answer my questions?

If you have any questions about the Special Meeting, your ownership of the Company’s Common Stock or how to execute your vote, please contact Investor Relations at 781-398-2300 or send an email to investors@oscient.com.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth information regarding the beneficial ownership of Company Common Stock as of September 22, 2006 by:

•	each person known by the Company to own beneficially 5% or more of Company Common Stock;

•	each director and nominee for director of the Company;

•	each executive officer of the Company; and

•	all of the directors and executive officers of the Company as a group.

The percentages shown are based on shares of Company Common Stock outstanding as of September 22, 2006. Unless otherwise indicated, the address for each stockholder is c/o Oscient Pharmaceuticals Corporation, 1000 Winter Street, Suite 2200, Waltham, Massachusetts 02451. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Gregory B. Brown	13,420,058	(1)	12.1%
Dominick Colangelo	194,374	(2)	0.2%
Robert J. Hennessey	109,144	(3)	0.1%
Pamela J. Kirby	32,114	(4)	—%
Philippe M. Maitre	70,000	(5)	0.1%
William R. Mattson	4,800	(6)	—%
Gary Patou	120,696	(7)	0.1%
Steven M. Rauscher	1,704,875	(8)	1.6%
William S. Reardon	76,005	(9)	0.1%
Norbert G. Riedel	139,482	(10)	0.1%
David K. Stone	135,732	(11)	0.1%
John E. Voris	14,734	(12)	—%
OrbiMed Advisors LLC	11,996,100	(13A)	9.9	%(13B)
Ashford Capital Management, Inc.	12,377,500	(14)	11.3%
Abingworth Management Limited	6,013,206	(15)	5.5%
Paul Royalty Fund Holdings II	13,415,258	(16)	12.1%
All directors and officers as a group (12 persons)	16,022,014	(17)	14.2%

(1)

Includes 11,111,111 restricted shares directly held by Paul Royalty Fund Holdings II (“PRFH”) and indirectly held by Paul Royalty Fund II, LP (“PRF”), Paul Royalty Associates II, LP (“PRA”), Paul Royalty Management, LLC (“PRM”) and Paul Capital Advisors, LLC (“PCA”). PRFH directly owns 11,111,111 shares of Common Stock. PRF and PRA may be deemed to indirectly own 11,111,111 shares of common stock held by PRFH because PRF and PRA are the general partners of PRFH. PRM may be deemed to indirectly own the shares because PRM is the general partner of PRF and PRA. As manager of PRA, PCA exercises voting and dispositive power over investments held by PRA. Includes warrants exercisable for 2,304,147 shares of Common Stock held by PRFH. PRF and PRA may be deemed to own the warrants held by PRFH because PRF and PRA are the general partners of PRFH. PRM may be deemed to own the warrants because PRM is the general partner of PRF and PRA. As manager of PRA, PCA exercises voting and dispositive power over investments held by PRA. Dr. Brown is a member of PCA and he serves on the Board of Managers of PCA. Includes 4,800 restricted shares.

(2)	Includes (i) 112,500 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following September 22, 2006 and (ii) 80,000 restricted shares.

(3)	Includes (i) 58,284 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following September 22, 2006 and (ii) 2,400 restricted shares.

(4)	Includes (i) 29,714 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following September 22, 2006 and (ii) 2,400 restricted shares.

(5)	Includes 70,000 restricted shares.

(6)	Includes 4,800 restricted shares.

(7)	Includes (i) 12,334 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following September 22, 2006 and (ii) 2,400 restricted shares.

(8)	Includes (i) 1,561,941 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following September 22, 2006 and (ii) 124,000 restricted shares.

(9)	Includes (i) 60,386 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following September 22, 2006 and (ii) 2,400 restricted shares.

(10)	Includes (i) 133,563 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following September 22, 2006 and (ii) 2,400 restricted shares.

(11)	Includes (i) 123,332 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following September 22, 2006 and (ii) 2,400 restricted shares.

(12)	Includes (i) 12,334 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following September 22, 2006 and (ii) 2,400 restricted shares.

(13A)	Includes 1,300,000 shares issuable upon exercise of warrants. The address held by this shareholder is 767 Third Avenue, 30th Floor, New York, New York 10017. This information is based on the Schedule 13F for the quarter ending June 30, 2006 filed by OrbiMed Advisors LLC and on information provided to the Company by OrbiMed.

(13B)	This calculation does not include shares issuable upon the exercise of warrants to the extent that such exercise would result in beneficial ownership in excess of 9.99%. These warrants provide that the holders thereof may not acquire shares by exercise of such warrants to the extent that, upon such exercise, the number of shares then beneficially owned by such holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s shares for purposes of Section 13(d) of the Securities Exchange Act of 1934 exceeds 9.99%, unless the holder waives such restriction 65 days prior to exercise.

(14)	The shares reported by Ashford Capital Management, Inc. (“Ashford Capital”), a registered investment advisor, are held in separate individual client accounts, two separate limited partnerships and eleven commingled funds. Includes 750,000 shares issuable upon exercise of warrants. The address of this shareholder is P.O. Box 4172, Wilmington, DE 19807. This information is based on the Schedule 13F for the quarter ending June 30, 2006 filed by Ashford Capital and information provided to the Company by Ashford Capital.

(15)	Includes 1,656,736 shares held by Abingworth Bioequities Master Fund LTD, 1,493,925 shares held by Abingworth Bioventures IV LP, 10,364 shares held by Abingworth Bioventures III Executives LP, 237,772 shares held by Abingworth Bioventures III C LP, 396,940 shares held by Abingworth Bioventures III B LP, 650,258 shares held by Abingworth Bioventures III A LP and 12,809 shares held by Abingworth Bioventures IV Executives LP. Includes 453,368 shares issuable upon exercise of warrants held by Abingworth Bioequities Master Fund LTD, 449,513 shares issuable upon exercise of warrants held by Abingworth Bioventures IV LP, 5,182 shares issuable upon exercise of warrants held by Abingworth Bioventures III Executives LP, 118,886 shares issuable upon exercise of warrants held by Abingworth Bioventures III C LP, 198,470 shares issuable upon exercise of warrants held by Abingworth Bioventures III B LP, 325,129 shares issuable upon exercise of warrants held by Abingworth Bioventures III A LP and 3,854 shares issuable upon exercise of warrants held by Abingworth Bioventures IV Executives LP. The investment manager of these securities is Abingworth Management Limited, 38 Jermyn Street, London, SW1Y 6DN U.K. This information is based on information contained in a joint Schedule 13G filed on May 3, 2006 by Abingworth Management Limited.

(16)	Includes 11,111,111 restricted shares directly held by Paul Royalty Fund Holdings II (“PRFH”) and indirectly held by Paul Royalty Fund II, LP (“PRF”), Paul Royalty Associates II, LP (“PRA”), Paul Royalty Management, LLC (“PRM”) and Paul Capital Advisors, LLC (“PCA”). PRFH directly owns 11,111,111 shares of Common Stock. PRF and PRA may be deemed to indirectly own 11,111,111 shares of common stock held by PRFH because PRF and PRA are the general partners of PRFH. PRM may be deemed to indirectly own the shares because PRM is the general partner of PRF and PRA. As manager of PRA, PCA exercises voting and dispositive power over investments held by PRA. Includes warrants exercisable for 2,304,147 shares of Common Stock held by PRFH. PRF and PRA may be deemed to own the warrants held by PRFH because PRF and PRA are the general partners of PRFH. PRM may be deemed to own the warrants because PRM is the general partner of PRF and PRA. As manager of PRA, PCA exercises voting and dispositive power over investments held by PRA. . The address of this shareholder is 50 California Street, Suite 3000, San Francisco, CA 94111. This information is based on information contained in a joint Schedule 13G filed on August 28, 2006 by PRFH.

(17)	Includes (i) 2,104,388 shares of common stock that are issuable upon the exercise of vested options or options that are to become vested within 60 days following September 22, 2006, (ii) 300,400 restricted shares held by officers and directors, (iii) warrants exercisable for 2,304,147 shares of common stock held by PRFH and (iv) 11,111,111 restricted shares held by PRFH.

PROPOSAL 1: REVERSE STOCK SPLIT

TO APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF ORGANIZATION, AS AMENDED TO DATE, AS SET FORTH IN APPENDIX A TO EFFECT A 1-FOR-8 REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY’S COMMON STOCK, SUCH SPLIT TO BE IMPLEMENTED AT THE DISCRETION OF THE COMPANY’S BOARD OF DIRECTORS AT ANY TIME PRIOR TO THE COMPANY’S NEXT ANNUAL MEETING OF SHAREHOLDERS WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF THE COMPANY’S SHAREHOLDERS.

Summary

In September 2006, our Board of Directors considered, deemed advisable, adopted a resolution approving, and determined to recommend to the shareholders for approval, the proposed amendment (the “Reverse Stock Split Amendment”) to our Amended and Restated Articles of Organization, as amended to date, to be filed at the discretion of the Board of Directors to effect a reverse split of the issued and outstanding shares of the Company’s Common Stock (the “Reverse Stock Split”). The form of the proposed Reverse Stock Split Amendment is attached hereto as Appendix A. Under the terms of the Reverse Stock Split, every eight shares of the outstanding Common Stock of the Company would automatically be converted into one share of Common Stock. If implemented, the Reverse Stock Split Amendment would be effective on such date as it is filed with the Secretary of State of The Commonwealth of Massachusetts (the “Effective Date”). In connection with the Reverse Stock Split Amendment, the par value of the Company’s Common Stock and the number of shares of the Company’s Common Stock authorized for issuance will remain unchanged.

If approved by the shareholders of the Company, upon implementation by the Board of Directors, the Reverse Stock Split Amendment will result in the automatic conversion of eight shares (as determined in the manner described above) of Common Stock into one share of Common Stock. No fractional shares of Common Stock will be issued in connection with the proposed Reverse Stock Split. Holders of the Company’s Common Stock who would otherwise receive a fractional share of the Company’s Common Stock will receive one full share in lieu of the fractional share. Each shareholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split (subject to adjustments for fractional shares resulting from the Reverse Stock Split) as such shareholder held immediately prior to the Reverse Stock Split. The Reverse Stock Split Amendment will not alter the par value of the Common Stock or the number of shares of Common Stock authorized for issuance.

If Proposal 1 is approved by the shareholders, the Reverse Stock Split will be effected only upon a determination by the Board of Directors that the Reverse Stock Split is in the best interest of the Company and its shareholders at that time. Even if the Reverse Stock Split Amendment is approved by the shareholders of the Company, the Board of Directors may, in its sole discretion, determine not to effect the Reverse Stock Split or to delay such action based on the then-current trading price of the Common Stock or other factors it determines are important.

Purpose of a Reverse Stock Split

Our Board of Directors approved the proposal authorizing the Reverse Stock Split Amendment for the following reasons:

•	our Board of Directors believes a higher stock price may help generate investor interest in the Company and help the Company attract and retain employees;

•	our Board of Directors believes this action may attract additional investment in the Company which will in turn allow the Company to focus on opportunities to accelerate its growth; and

•	our Board of Directors believes the Reverse Stock Split may help to ensure a share price high enough to maintain eligibility for listing the Common Stock on the NASDAQ Global Market.

On October 6, 2006, our Common Stock closed at $1.05 per share. In approving the proposal authorizing the Reverse Stock Split Amendment, our Board of Directors considered that our Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Moreover, our Board of Directors believes that many investment funds are reluctant to invest in lower priced stocks.

In addition, because the closing trading price of Common Stock was $1.05 as of October 6, 2006, our Board of Directors believes that the Reverse Stock Split could help to ensure a share price high enough to satisfy the $1.00 per share minimum closing bid price requirement for continued listing on the NASDAQ Global Market, although there can be no assurance that the trading price of our Common Stock would be maintained at such a level or that we will be able to maintain the listing of our Common Stock on the NASDAQ Global Market. We believe that maintaining the listing of our Common Stock on NASDAQ is in the best interest of the Company and our shareholders. For instance, the delisting of our common stock from the NASDAQ Global Market, even if it were listed and traded on the NASDAQ Capital Market, would likely result in decreased liquidity, thereby increasing the volatility of the trading price, of our common stock, a loss of current or future coverage by certain analysts and a diminution of institutional investor interest. Further, continued listing on the NASDAQ Global Market enhances our access to capital and increases our flexibility in responding to anticipated capital requirements.

There are risks associated with the Reverse Stock Split Amendment, including that the Reverse Stock Split may not result in an increase in the per share price of our Common Stock or that any increase in the per share price of our Common Stock will not be sustained.

This proxy statement includes forward-looking statements, including statements regarding our intent to solicit approval of the Reverse Stock Split Amendment, the timing of the Reverse Stock Split and the potential benefits of the Reverse Stock Split, including, but not limited to, our expectation that the Reverse Stock Split will result in the following: additional investment in the Company that will allow the Company to focus on opportunities to accelerate its growth, potential for a higher stock price, potential recognition of greater shareholder value, increased investor and service provider interest and an increase in both the marketability of our stock to potential new investors and the ability of large institutional investors to hold our shares. The words “believe,” “expect,” “will,” “may” and similar phrases are intended to identify such forward-looking statements. Such statements reflect the current views and assumptions of the Company and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks include, but are not limited to, risks relating to the volatility of our stock price, general market and economic conditions, the development and sale of our products, the nature of the Company’s shareholders and potential shareholders and unexpected delays in preparing, filing and mailing definitive proxy materials for the Reverse Stock Split. For a discussion of these and other risk factors that could affect our business, see “Risk Factors” in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

We cannot predict whether the Reverse Stock Split will increase the market price for our Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that:

•	the market price per share of our Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split;

•	the Reverse Stock Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; and

•	that the trading price of our Common Stock would be maintained at such a level or that we will be able to maintain the listing of our Common Stock on the NASDAQ Global Market.

The market price of our Common Stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

Principal Effects of the 1-for-8 Reverse Stock Split

Although we expect to file the Reverse Stock Split Amendment in November 2006 if it is approved by the shareholders, the actual timing of the filing will be determined by the Board of Directors based upon its evaluation as to when such action is most advantageous to the Company and its shareholders. Further, even if this proposal is approved by the shareholders of the Company, the Board of Directors may elect not to file the Reverse Stock Split Amendment at all if it believes it is in the best interests of the Company and its shareholders not to do so.

After the Effective Date of the Reverse Stock Split, each shareholder will own a reduced number of shares of Common Stock but will hold the same percentage of the outstanding shares (subject to adjustments for fractional shares resulting from the Reverse Stock Split) as the shareholder held prior to the Effective Date. The number of shares of Common Stock that may be purchased upon the exercise of outstanding options, warrants, and other securities convertible into, or exercisable or exchangeable for, shares of Common Stock, and the per share exercise or conversion prices thereof, will be adjusted appropriately for the Reverse Stock Split in accordance with their terms as of the Effective Date.

The Reverse Stock Split may result in some shareholders owning “odd lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions for odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares. No fractional shares of Common Stock will be issued in connection with the proposed Reverse Stock Split. Holders of the Company’s Common Stock who would otherwise receive a fractional share of the Company’s Common Stock will receive one full share in lieu of such fractional share as explained more fully below. Because no beneficial owners will be cashed out in the Reverse Stock Split, the Company does not believe that the Reverse Stock Split will lead to a reduction in the number of beneficial owners.

Based on the 108,400,006 shares of Common Stock outstanding as of October 5, 2006, the approximate number of shares of Common Stock that would be outstanding as a result of the Reverse Stock Split will be approximately 13,550,001 using the eight to one exchange ratio (without giving effect to the rounding up of fractional shares). The amount of shares authorized for issuance under our Amended and Restated Articles of Organization, as amended to date, would remain at 175,000,000. Except for outstanding options and warrants

(pursuant to which we previously reserved for issuance shares of our existing authorized Common Stock), we have no obligations or other understandings to issue additional shares of Common Stock at this time. However, our Board of Directors continues to evaluate opportunities for raising additional capital through, among other alternatives, public or private equity offerings, convertible debt or other strategic financings or agreements with customers or vendors. Accordingly, we expect to consummate financings in the future which will likely result in the issuance of shares of our Common Stock. The Board of Directors will have the authority to issue such additional shares of Common Stock without the necessity of further stockholder action. Holders of Common Stock have no preemptive rights with respect to any shares that may be issued in the future.

The Reverse Stock Split will affect all shareholders equally and will not affect any shareholder’s proportionate equity interest in the Company. Because the Reverse Stock Split will apply to all of the Company’s Common Stock and outstanding rights to purchase the Company’s Common Stock or to convert other securities into the Company’s Common Stock, the proposed Reverse Stock Split will not alter the relative rights and preferences of existing shareholders. Following the Reverse Stock Split, each share of the Common Stock resulting from the Reverse Stock Split will entitle the holder thereof to one vote per share and will otherwise be identical to the outstanding Common Stock immediately prior to the Effective Date. Additionally, holders of the Company’s Common Stock who would otherwise receive a fractional share of the Company’s Common Stock will receive one full share in lieu of such fractional share as explained more fully below.

Exchange of Stock Certificates; No Fractional Shares

The combination and reclassification of shares of Common Stock pursuant to the Reverse Stock Split will occur automatically on the Effective Date without any action on the part of shareholders of the Company and without regard to the date on which certificates evidencing shares of Common Stock prior to the Reverse Stock Split are physically surrendered for new certificates. As of the Effective Date, eight shares of Common Stock will be converted and reclassified into one share of post-split Common Stock.

For example, a holder of 1,500 shares immediately prior to the Effective Date would hold 187.5 shares after the Effective Date. Fractional shares of Common Stock will not be issued as a result of the Reverse Stock Split. Such fractional shares will be rounded up to the next whole share. As such a result, after Effective Date such stockholder will hold 188 shares of the Company’s Common Stock.

As soon as practicable after the Effective Date, transmittal forms will be mailed by our transfer agent, Computershare Investor Services, Inc., to each holder of record of shares of Common Stock, to be used in forwarding such holder’s stock certificates for surrender and exchange for certificates evidencing the number of shares of Common Stock such shareholder is entitled to receive as a consequence of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each shareholder should surrender the certificates evidencing shares of Common Stock prior to the Reverse Stock Split in accordance with the applicable instructions. You will not receive a new stock certificate representing your post-split shares until you surrender your outstanding certificate(s) representing your pre-split shares, together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders will not be required to pay any transfer fee or other fee in connection with the exchange of certificates.

No fractional shares of Common Stock will be issued in connection with the proposed Reverse Stock Split. Should you be entitled to receive fractional shares because you hold a number of shares not evenly divisible by eight, you will be entitled to round such fractional share up to the next whole share upon surrender to the exchange agent of certificates representing your shares prior to the Effective Date.

We estimate that our aggregate expenses relating to the Reverse Stock Split will not be material.

SHAREHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM THE COMPANY.

As of the Effective Date, each certificate representing shares of Common Stock outstanding prior to the Effective Date will be deemed canceled and, for all corporate purposes, will be deemed only to evidence the right to receive the number of shares of Common Stock into which the shares of Common Stock evidenced by such certificate have been converted as a result of the Reverse Stock Split.

Accounting Matters

The Reverse Stock Split will not affect total shareholders’ equity on our balance sheet. However, because the par value of our Common Stock will remain unchanged on the Effective Date, the components that make up total shareholders’ equity will change by offsetting amounts. The stated capital component will be reduced to an amount of one-eighth, and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding. Per share amounts in prior periods will be restated to reflect the Reverse Stock Split. The Company does not anticipate that any other accounting consequences would arise as result of the Reverse Stock Split.

Potential Anti-Takeover Effect; Possible Dilution

The increase in the number of unissued authorized shares available to be issued could, under certain circumstances, have an anti-takeover effect. For example, shares could be issued that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. The Reverse Stock Split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and shareholders.

The holders of our common stock do not have preemptive rights to subscribe for additional securities that may be issued by the Company, which means that current shareholders do not have a prior right to purchase any additional shares from time to time issued by the Company. Accordingly, if our Board of Directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power and equity ownership of current shareholders.

No Appraisal Rights

Under Massachusetts law, our shareholders are not entitled to appraisal rights with respect to the Reverse Stock Split, and we will not independently provide shareholders with any such right.

Federal Income Tax Consequences

The following discussion generally describes certain United States federal income tax consequences of the proposed Reverse Stock Split to shareholders of the Company. This discussion is limited to United States persons who hold their Common Stock as capital stock. The following does not address any foreign, state, local tax or alternative minimum income, or other federal tax consequences of the proposed Reverse Stock Split. The actual consequences for each shareholder will be governed by the specific facts and circumstances pertaining to such shareholder’s acquisition and ownership of the Common Stock. Thus, we make no representations concerning the tax consequences for any of our shareholders and recommend that each shareholder consult with such shareholder’s own tax advisor concerning the tax consequences of the Reverse Stock Split, including federal, state, and local, or other income tax.

We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Stock Split. However, we believe that, because the Reverse Stock Split is not part of a plan to periodically increase a shareholder’s proportionate interest in the assets or earnings and profits of the Company, the proposed Reverse Stock Split will have the following income tax effects:

1.	A shareholder will not recognize taxable gain or loss as a result of the Reverse Stock Split.

2.	In aggregate, a shareholder’s basis in post-split Common Stock will equal such shareholder’s basis in the shares of pre-split Common Stock exchanged therefor and such shareholder’s holding period for post-split Common Stock will include the holding period for pre-split Common Stock exchanged therefore.

3.	The Reverse Stock Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and we will not recognize any gain or loss as a result of the Reverse Stock Split.

To comply with IRS Circular 230, you are hereby notified that: (a) any discussion of federal tax issues contained or referred to in this Proxy Statement is not intended or written to be used, and cannot be used by you, for the purposes of avoiding penalties that may be imposed on you under the Code; (b) such discussion is written in connection with the promotion or marketing by the Company of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.

Board Discretion to Implement 1-for-8 Reverse Stock Split

If the proposed Reverse Stock Split Amendment is approved at the Special Meeting, our Board of Directors may, in its sole discretion, at any time prior to the next annual meeting of shareholders, authorize the filing of an amendment to our Amended and Restated Articles of Organization, as amended to date, effecting the Reverse Stock Split in the form attached to this proxy statement as Appendix A with the Secretary of State of The Commonwealth of Massachusetts. Notwithstanding the approval of the Reverse Stock Split Amendment at the Special Meeting, our Board of Directors may, in its sole discretion, determine not to implement the Reverse Stock Split.

Recommendation of Board of Directors

The Board of Directors recommends a vote FOR the proposal to amend the company’s Amended and Restated Articles of Organization, as amended to date, as set forth in Appendix A to effect a 1-for-8 Reverse Stock Split of the Company’s Common Stock, to be implemented at the discretion of the Company’s Board of Directors at any time prior to the Company’s next annual meeting of shareholders. The affirmative vote of the holders of a majority of all outstanding shares of our Common Stock as of the record date is required to approve the Reverse Stock Split Amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT

SHAREHOLDERS VOTE FOR PROPOSAL 1.

OTHER MATTERS

Our Board of Directors does not know of any other matter that may come before the Special Meeting. If any other matters are properly presented to the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

Our Board of Directors hopes that shareholders will attend the Special Meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Special Meeting, and your cooperation will be appreciated. Shareholders of record who attend the Special Meeting may vote their shares even though they have sent in their proxies.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of this Proxy Statement to you if you write or call the Company at the following address or phone number: Oscient Pharmaceuticals Corporation, 1000 Winter Street, Suite 2200, Waltham, MA 02451, Attention Chief Financial Officer, (617) 398-2489. In the future, if you want to receive separate copies of the Company’s annual report or proxy statements, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address and phone number.

Deadline for Submission of Shareholder Proposals

Proposals of shareholders submitted for consideration at the 2007 Annual Meeting of shareholders must be received by the Company no later than December 27, 2006 in order to be included in the Company’s proxy statement for the 2007 Annual Meeting. In addition, if a shareholder wishes to present a proposal at the Company’s 2007 Annual Meeting that will not be included in the Company’s proxy statement and fails to notify the Company by no later than March 12, 2007, then the proxies solicited by the Board of Directors for the 2007 Annual Meeting will include discretionary authority to vote on the shareholder’s proposal in the event that it is properly brought before the meeting.

APPENDIX A

FORM OF REVERSE STOCK SPLIT AMENDMENT

That, the Corporation’s Amended and Restated Articles of Organization, as amended to date, be further amended by inserting the following in Article IV:

“That, effective at 5:00 p.m., eastern time, on the filing date of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts (the “Effective Time”), a one-for-eight Reverse Stock Split of the Corporation’s Common Stock shall become effective, pursuant to which each eight (8) issued and outstanding shares of Common Stock and held by each shareholder of record of the Corporation immediately prior to the Effective Time shall be reclassified and combined into one (1) share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the shareholder would otherwise be entitled, the Corporation shall round each such fractional share up to the next whole share.

The par value of the Common Stock immediately after the Effective Time shall be $0.10 per share. The total number of authorized shares of Common Stock immediately after the Effective Time shall be 175,000,000.”

PROXY

OSCIENT PHARMACEUTICALS CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

November 14, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints STEVEN M. RAUSCHER, PHILIPPE M. MAITRE and DOMINICK COLANGELO or any of them, proxies with power of substitution to each, to vote at the Special Meeting of Shareholders of Oscient Pharmaceuticals Corporation, to be held on November 14, 2006, at Ropes & Gray LLP, One International Place, 36th Floor, Boston, Massachusetts beginning at 10:00 a.m., local time, or at any postponements or adjournments thereof, all of the shares of common stock, par value $0.10 per share, of Oscient Pharmaceuticals Corporation that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

Please sign and date this proxy on the reverse side where indicated	SEE REVERSE SIDE

OSCIENT PHARMACEUTICALS CORPORATION

1000 Winter Street, Suite 2200, Waltham, Massachusetts 02451

Attention:	Philippe M. Maitre
Chief Financial Officer

☒  Please mark votes as in this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

1. To approve an amendment to the Company’s Amended and Restated Articles of Organization, as amended to date, as set forth in Appendix A to the Proxy Statement accompanying this Proxy to effect a 1-for-8 reverse stock split of the Company’s issued and outstanding shares of common stock, whereby each outstanding eight (8) shares of common stock would be combined into and become one (1) share of common stock (such number consisting of only whole shares), to be implemented at the discretion of the Company’s Board of Directors at any time prior to the Company’s next annual meeting of shareholders without further approval or authorization of the Company’s shareholders	☐ For	☐ Against	☐ Abstain

☐  MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT

PLEASE SIGN AND DATE.

Please sign exactly as name appears hereon.

All joint owners should sign. When signing as executor, administrator, attorney or guardian or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s office. If a partner, sign in the partnership name.

Signature	Date:

Signature	Date: